Exhibit 99.1

FORM OF

IRREVOCABLE PROXY

In connection with the issuance by Lucid Diagnostics Inc., a Delaware corporation (the “Company”), of shares of [common] / [restricted] stock of the Company (the “[Common Stock] / [Restricted Stock]”) to the undersigned [officer] / [stockholder] of the Company (the “[Officer] / [Stockholder]”) on or about the date hereof, the [Officer] / [Stockholder] agrees as follows:

1. Grant of Irrevocable Proxy.

(a) The [Officer] / [Stockholder], with respect to all shares of capital stock now owned (or in the future that may be owned) by the [Officer] / [Stockholder] in the Company (including, without limitation, the shares of [Common Stock] / [Restricted Stock]) (collectively, the “Shares”) hereby grants to PAVmed Inc., a Delaware corporation (the “Proxy Holder”), an irrevocable proxy under Section 212 of the Delaware General Corporation Law to vote the Shares in any manner that the Proxy Holder may determine in its sole and absolute discretion to be in the Proxy Holder’s own best interest, at any meeting of shareholders of the Company or in respect of any written consent of shareholders with respect to any matter or the transactions contemplated thereby[; provided, however, that the rights granted by the [Officer] / [Stockholder] to the Proxy Holder contained herein shall not permit the Proxy Holder to vote, and the [Officer] / [Stockholder] reserves the right to vote, with respect to any matter that would (i) amend, alter or repeal any provision of the Certificate of Designation of Preferences, Rights and Limitation of Series [X] Convertible Preferred Stock of the Company (the “Certificate of Designations”) in a manner that adversely affects the powers, preferences or rights of the Series [X] Preferred Stock, (b) increase the number of authorized shares of Series [X] Preferred Stock or (c) result in the issuance, or obligate the Company to issue, shares of any additional class or series of capital stock unless the same ranks junior or pari passu to the Series [X] Preferred Stock with respect to the distribution of assets on liquidation]. It is expressly understood and agreed that the foregoing irrevocable proxy [is hereby granted to the Proxy Holder by the Officer in partial consideration of the issuance of the shares of Restricted Stock and of the Company’s continued employment of the Officer, and] is coupled with an interest.

(b) The Proxy Holder shall have no duty, liability and obligation whatsoever to the [Officer] / [Stockholder] arising out of the exercise by the Proxy Holder of the foregoing irrevocable proxy. The [Officer] / [Stockholder] expressly acknowledges and agrees that (i) the [Officer] / [Stockholder] will not interfere with the exercise of the Proxy Holder’s rights under the irrevocable proxy and (ii) the [Officer] / [Stockholder] waives and relinquishes any claim, right or action the [Officer] / [Stockholder] might have, as a shareholder of the Company or otherwise, against the Proxy Holder or any of its affiliates in connection with any exercise of the irrevocable proxy granted hereunder.

(c) The [Officer] / [Stockholder] has the right to notice of any and all special and general meetings of shareholders during the term of this Irrevocable Proxy.

(d) [This irrevocable proxy shall automatically expire as to all Shares on the date that the Officer ceases to be an employee, officer or director of the Company.] In addition, this irrevocable proxy shall automatically expire as to any Shares upon the [Officer] / [Stockholder] ceasing to own the same.

2. Legend. The [Officer] / [Stockholder] agrees to permit an appropriate legend on certificates evidencing the Shares reflecting the grant of the irrevocable proxy contained in the foregoing Section 1. The Proxy Holder shall cooperate with the [Officer] / [Stockholder] with respect to any requests to remove such legend in connection with any disposition by the [Officer] / [Stockholder] of the Shares (including, without limitation, dispositions pursuant to an authorized 10b5-1 program or dispositions made to satisfy tax withholding tax obligations).

3. Representations and Warranties. The [Officer] / [Stockholder] represents and warrants to the Proxy Holder as follows:

(a) The [Officer] / [Stockholder] has all necessary rights, power and authority to execute, deliver and perform his obligations under this Irrevocable Proxy. This Irrevocable Proxy has been duly executed and delivered by the [Officer] / [Stockholder] and constitutes a legal and valid obligation enforceable against the [Officer] / [Stockholder] in accordance with its terms.

(b) The [Officer] / [Stockholder] is the record owner of the Shares; there are no proxies, voting trusts or other agreements or understandings to which such [Officer] / [Stockholder] is a party or bound by and which expressly require that any of the Shares be voted in any specific manner, other than this Irrevocable Proxy; and such [Officer] / [Stockholder] has not entered into, and will not enter into, any agreement or arrangement inconsistent with this Irrevocable Proxy.

4. Equitable Remedies. The [Officer] / [Stockholder] acknowledges that irreparable damage would result if this Irrevocable Proxy is not specifically enforced and that, therefore, the rights and obligations of the Proxy Holder may be enforced by a decree of specific performance issued by a court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, not be exclusive and shall be in addition to any other remedies which the Proxy Holder may otherwise have available.

5. Governing Law; Dispute Resolution. This Irrevocable Proxy shall be governed by and construed in accordance with the laws of the State of New York (without regard to choice of law provisions). [Any dispute arising hereunder shall be subject to resolution in accordance with the dispute resolution procedures set forth in the Officer’s employment agreement with the Company.] This Irrevocable Proxy may be executed in any number of counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. This Irrevocable Proxy contains the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior oral or written agreements and understandings, if any, relating to the subject matter hereof.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Irrevocable Proxy on this __th day of ________.

By:
Name:

Acknowledged and agreed to:

PAVMED INC.

By:
Name:
Title: